Contact Information:
New Generation Biofuels Holdings, Inc.	CCG Investor Relations, Inc.
David Gillespie, CEO	Ed Job, Account Executive
Phone: 321-363-5100	Phone: (646) 213-1914
E-mail: dagillespie@newgenerationbiofuels.com	E-mail: ed.job@ccgir.com
Website: www.newgenerationbiofuels.com	Website: http://www.ccgir.com

New Generation Biofuels Announces Agreement to Replace
Upcoming $1.0 Million Licensing Payment with
Common Stock

LAKE MARY, Florida - January 12 - New Generation Biofuels Holdings Inc. (NASDAQ: NGBF) (“New Generation Biofuels” or the “Company”), a development stage renewable fuels provider, today announced that on January 8, 2009, it reached an agreement with Mr. Ferdinando Petrucci to make the upcoming $1,000,000 payment for its technology license due on February 20, 2009 with 925,000 shares of the Company’s common stock in lieu of cash.

“We are very pleased with this agreement, which significantly increases Mr. Petrucci’s equity interest in the Company, strengthens the positive relationship we have with Mr. Petrucci and reaffirms our mutual confidence in our technology and in our business model,” commented David Gillespie, CEO of New Generation Biofuels. “This agreement also improves our liquidity position and allows us to focus on the task ahead of ramping up production of our new plant to meet the growing demand for environmentally friendly energy in the U.S. We believe that our proprietary technology is a substantially less complex and less expensive process than other competing technologies, and we look forward to the healthy growth of our business in the quarters and years ahead.”

In March 2006, New Generation Biofuels acquired the rights to its proprietary technology through an exclusive license agreement with the inventor of the technology, Mr. Ferdinando Petrucci.  This amendment eliminates the need to make the next $1.0 million payment in cash which was due and payable on February 20, 2009, allowing the Company to focus its liquidity resources on ramping up biofuel production and sales growth.  The next licensing payment is not due until February 2010.  Under the terms of the license agreement as amended, the Company will be required to pay $1.0 million per year over the next five years for a total of $5.0 million.

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we intend to market as a new class of biofuel for power generation, commercial and industrial heating and marine use. We believe our proprietary biofuel can provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

Forward-Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.

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